SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant /  /

Check the appropriate box:
/X / Preliminary Proxy Statement
/  / Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
/  / Definitive Proxy Statement
/  / Definitive Additional Materials
/  / Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                       IDAHO POWER COMPANY
         (Name of Registrant as Specified In Its Charter)
_______________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
      14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
/  / $500 per each party to the controversy pursuant to
     Exchange Act Rule 14a-6(i)(3).
/  / Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction
          applies:
          _________________________________________

     2) Aggregate number of securities to which transaction
         applies:
          __________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
         0-11: (1)

    4) Proposed maximum aggregate value of transaction:
         _____________________________________________

    5) Total fee paid:
         _____________________________________________

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/  / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
           _____________________________________

      2) Form, Schedule or Registration Statement No.:
          ______________________________________

      3) Filing Party:
          ______________________________________

      4) Date Filed:
          ______________________________________

                                               March 20, 1996



Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 1996 Annual Meeting of Shareholders to be held on May 1, 1996, at 2:00 P.M., local time, at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

Information about the business of the meeting and the nominees for election as members of the Board of Directors is set forth in the Notice of Meeting and the Proxy Statement on the following pages. This year, you are asked to elect four Directors and to ratify the appointment of an independent auditor for the fiscal year ending December 31, 1996.

The utility industry continues to undergo change, and our Company is changing to meet the challenges of a competitive future. Anticipating and responding to the competitive future is critical to our continued viability and will determine our success in increasing the value of your investment. We will share with you changes in the industry and discuss the rebuilding of our organization to meet the challenges of competition.

YOUR VOTE IS IMPORTANT.  YOU CAN BE SURE YOUR SHARES ARE
REPRESENTED AT THE MEETING BY PROMPTLY RETURNING YOUR
COMPLETED PROXY IN THE ENCLOSED ENVELOPE. You may revoke your proxy prior to or at the meeting and may vote in person if you wish.

                                Sincerely,

       (Joseph W. Marshall)                 (L. R. Gunnoe)



        Joseph W. Marshall                   L. R. Gunnoe
   Chairman of the Board and CEO           President and COO

                                               March 20, 1996



Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 1996 Annual Meeting of Shareholders to be held on May 1, 1996, at 2:00 P.M., local time, at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

Information about the business of the meeting and the nominees for election as members of the Board of Directors is set forth in the Notice of Meeting and the Proxy Statement on the following pages. This year, you are asked to elect four Directors and to ratify the appointment of an independent auditor for the fiscal year ending December 31, 1996.

The utility industry continues to undergo change, and our Company is changing to meet the challenges of a competitive future. Anticipating and responding to the competitive future is critical to our continued viability and will determine our success in increasing the value of your investment. We will share with you changes in the industry and discuss the rebuilding of our organization to meet the challenges of competition.

YOUR VOTE IS IMPORTANT. EMPLOYEES ARE THE SINGLE LARGEST HOLDER OF THE COMPANY'S COMMON STOCK. YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY RETURNING YOUR COMPLETED PROXY IN THE ENCLOSED ENVELOPE. You may revoke your proxy prior to or at the meeting and may vote in person if you wish.

                                Sincerely,

       (Joseph W. Marshall)                 (L. R. Gunnoe)



        Joseph W. Marshall                   L. R. Gunnoe
   Chairman of the Board and CEO           President and COO

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                MAY 1, 1996, AT BOISE, IDAHO



                                               March 20, 1996



TO THE SHAREHOLDERS OF IDAHO POWER COMPANY:

The Annual Meeting of Shareholders of Idaho Power Company will be held on May 1, 1996, at 2:00 P.M., local time, for the following purposes:

1.  to elect four Director nominees;
2. to ratify the selection of Deloitte & Touche LLP as independent auditor for the fiscal year ending
    December 31, 1996; and
3. to transact such other business that may properly come before the meeting.

Shareholders of record at the close of business on March 13, 1996, are entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE RETURN YOUR PROXY PROMPTLY. It is important that you mark, sign, date and return the accompanying proxy, regardless of the size of your holdings, as promptly as possible. A self-addressed postage prepaid envelope is enclosed for you to return the proxy card. Any shareholder returning a proxy card who attends the meeting may vote in person by revoking that proxy prior to or at the meeting.



                           By Order of the Board of Directors
                           Robert W. Stahman
                           Corporate Secretary





       TO SHAREHOLDERS WHO RECEIVE MULTIPLE PROXIES
IF YOU OWN COMPANY STOCK (COMMON OR PREFERRED) OTHER THAN THE
SHARES SHOWN ON THE ENCLOSED PROXY, YOU WILL RECEIVE A PROXY
IN A SEPARATE ENVELOPE FOR EACH SUCH HOLDING.  PLEASE EXECUTE
AND RETURN EACH PROXY RECEIVED.


                     PROXY STATEMENT
                    Idaho Power Company
                  1221 West Idaho Street
                      P. O. Box 70
                 Boise, Idaho   83707-0070



GENERAL

This Proxy Statement will first be sent to shareholders on or about March 20, 1996.

The Proxy Statement and accompanying proxy card(s) are furnished in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 1, 1996, at 2:00 P.M., local time, at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho 83702, and at any adjournments thereof.

The cost of soliciting proxies will be paid by the Company. Besides soliciting by mail, the Company may request the return of proxies personally or by telephone, telegraph or facsimile without extra compensation. Additionally, solicitation of proxies from brokers, banks, nominees and institutional investors will be made by Beacon Hill Partners, Inc., at a cost to the Company of approximately $3,500 plus out-of-pocket expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to beneficial owners.

VOTING

Shareholders representing a majority of the voting power must be represented at the meeting, in person or by proxy, to constitute a quorum for transacting business. Assuming a quorum is present, the affirmative vote by the holders of a majority of the shares represented at the Annual Meeting and entitled to vote will be required to act on the election of Directors and ratification of independent auditor. In accordance with the law of the State of Idaho, if a shareholder abstains on any matter, that shareholder's shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter.

If no direction is given by a shareholder, proxies received will be voted FOR Proposal 1, management's nominees for Directors, and FOR Proposal 2, ratification of the selection of Deloitte & Touche LLP as independent auditor for the year 1996.

The outstanding voting securities of the Company as of the record date for the meeting are as follows: 171,513 shares of 4% Preferred Stock, $100 par value, each share being entitled to twenty votes; 150,000 shares of 7.68% Series, Serial Preferred Stock, $100 par value, each share being entitled to one vote; and 37,612,351 shares of Common Stock, $2.50 par value, each share being entitled to one vote. The aggregate voting power of outstanding voting securities is 41,192,611 votes.

It is the policy of the Company that all proxy cards and ballots for shareholder meetings that identify shareholders, including employees, are to be kept secret, and no such document shall be available for examination nor shall the identity and vote of any shareholder be disclosed to the Company or to any third party. Proxy cards shall be returned in envelopes addressed to the independent tabulator who receives, inspects and tabulates the proxies. Individual voted proxies and ballots are not seen by nor reported to the Company except (i) as necessary to meet applicable legal requirements, (ii) to allow the independent election inspectors to certify the results of the shareholder vote,
(iii) in the event of a matter of significance where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission, or (iv) to respond to shareholders who have written comments on their proxies.

A proxy may be revoked at any time before it is voted at the meeting. Any shareholder who attends the meeting and wishes to vote in person may revoke his or her proxy by oral notice at that time. Otherwise, revocation of a proxy must be mailed to the Corporate Secretary of the Company at P. O. Box 70, Boise, Idaho 83707, and received prior to the meeting.

The close of business on March 13, 1996, is the record date for determining shareholders entitled to notice of and to vote at the meeting.


                1.  ELECTION OF DIRECTORS

The Company's Restated Articles of Incorporation provide that the Directors of the Company be elected for three-year terms with approximately one-third of the Board of Directors to be elected at each Annual Meeting of Shareholders. The four Directors identified below are nominees for election at the 1996 Annual Meeting. All nominees are currently Directors of the Company.

Unless otherwise instructed proxies received will be voted in favor of the election of the Director nominees. While it is not expected that any of the nominees will be unable to qualify for or accept office, if for any reason one or more shall be unable to do so, the proxies will be voted for nominees selected by the Board of Directors.


                NOMINEES FOR ELECTION
                  TERMS EXPIRE 1999

(PHOTO)
ROGER L. BREEZLEY            Private Investor; formerly a
                             director (1983-1995), Chairman
Director since 1993          of the Board (1987-1994) and
                             Chief Executive Officer (1987-
Age 57                       (1993) of U. S. Bancorp.


(PHOTO)
JOHN B. CARLEY               Chairman of the Executive
                             Committee of the Board of
Director since 1990          Directors (1996) of Albertson's,
                             Inc.; formerly President (1984-
Age 62                       1996) and Chief Operating
                             Officer (1990-1996) of
                             Albertson's, Inc.; director of
                             Boise Cascade Office Products
                             Co.


(PHOTO)
JACK K. LEMLEY               Director of Lemley & Associates,
                             Inc. (since 1987) and Chairman
Director since 1995          of the Board and Chief Executive
                             Officer of American Ecology
Age 60                       Corp.


(PHOTO)
EVELYN LOVELESS               Chief Executive Officer (since
                              1992) and a director of Global,
Director since 1987           Inc.; director of Key Bank of
                              Idaho (since 1993); formerly
Age 62                        President of Global, Inc (1989-
                              1992).


                   NOMINEE FOR ELECTION
                    TERM EXPIRES 1997

(PHOTO)
LARRY R. GUNNOE               President and Chief Operating
                              Officer of Idaho Power Company
Director since 1990           (since 1990); formerly Vice
                              President - Distribution
Age 60                        (1988-1990).


(PHOTO)
PETER T. JOHNSON              Private Investor; former
                              Administrator of the Bonneville
Director since 1993           Power Administration
                              (1981-1986); director of
Age 63                        Standard Insurance Company.


(PHOTO)
JOSEPH W. MARSHALL           Chairman of the Board and Chief
                             Executive Officer of Idaho Power
Director since 1989          Company (1989 to present);
                             director of U. S. Bank of Idaho
Age 57                       (since 1992).


(PHOTO)
PETER S. O'NEILL              President, O'Neill Enterprises
                              Inc. (since 1990); director of
Director since March 1995     BMC West Corporation.

Age 59


                     CONTINUING DIRECTORS
                      TERMS EXPIRE 1998

(PHOTO)
ROBERT D. BOLINDER          Director and Executive Vice
                            President-Corporate Development
Director since 1980         and Planning of Smith's Food &
                            Drug Centers, Inc. (since 1988);
Age 64                      President of Robert D. Bolinder
                            Associates; director of Hannaford
                            Bros. Co. Inc.


(PHOTO)
JON H. MILLER               Private Investor; formerly
                            President and Chief Operating
Director since 1988         Officer (1978-1990) and a
                            director (1977-1990) of Boise
Age 58                      Cascade Corporation; director of
                            Specialty Paperboard Corporation.


(PHOTO)
GENE C. ROSE                Former partner, now of counsel to
                            the law firm of Yturri, Rose,
Director since 1983         Burnham, Bentz & Helfrich.

Age 67


(PHOTO)
PHIL SOULEN                President of Soulen Livestock Co.;
                           President of Weiser Feed &
Director since 1971        Storage, Inc.

Age 66

             MEETINGS OF THE BOARD AND COMMITTEES

The Board of Directors held six meetings during 1995. All incumbent Directors with the exception of Mr. Breezley attended at least 75 percent of the total meetings of the Board of Directors and all committees of which they were members. The average attendance during 1995 at all meetings of the Board and all meetings of the Committees of the Board was 92 percent. Board committees, their membership during 1995 and a brief statement of their principal responsibilities are presented below.

Executive Committee
The Executive Committee, pursuant to the Company's By-laws, can exercise the authority of the full Board of Directors which may be lawfully delegated between meetings of the full Board in the management of the business affairs of the Company. It also acts as a nominating committee to review and make recommendations to the Board of Directors for Director candidates to fill Board vacancies and to select nominees for membership on Board committees. In addition, it considers shareholder nominees for the Board of Directors for whom written resumes are received prior to December 11 for the next year's annual meeting. Members of the Committee are Robert D. Bolinder (chairman), John B. Carley, Joseph W. Marshall, Jon H. Miller and Gene C. Rose. During 1995, the Executive Committee met twice.

Audit Committee
The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board have established, the audit process and services provided by the independent auditors, the plans and activities of the Internal Audit Department and the conducting of business under the Business Conduct Guide. Members of the Committee are Gene C. Rose (chairman), Robert D. Bolinder, Peter T. Johnson and Jack K. Lemley. During 1995, the Audit Committee met three times.

Compensation Committee
The primary function of the Compensation Committee is to assist the Board of Directors in discharging its duties and responsibilities regarding management of the Company's total compensation philosophy, total compensation programs for executives, senior managers and employees, and all other compensation-related matters which properly come before the Board of Directors. Members of the Committee are John B. Carley (chairman), Peter T. Johnson, Evelyn Loveless and Peter S. O'Neill. During 1995, the Compensation Committee met twice.

Finance Committee
The Finance Committee has authority to authorize and approve the issuance and sale or contract for the sale of debt securities and/or the call for redemption of debt securities of the Company. Members of the Committee are Joseph W. Marshall (chairman), Robert D. Bolinder, John B. Carley and Jon H. Miller. During 1995, the Finance Committee did not meet.

Investment Committee
The primary function of the Investment Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to participants and beneficiaries under the Retirement Plan and to the Company's shareholders by reviewing Plan design, formulating investment philosophies and establishing investment policies, establishing performance measurement objectives and benchmarks, monitoring the performance of investment managers, trustees, independent consultants and consulting actuaries to the Plan, reviewing sufficiency of Plan assets to cover liabilities and reviewing compliance with all applicable laws and regulations pertaining to the Plan. Members of the Committee are Jon H. Miller (chairman), Roger L. Breezley, Phil Soulen and Larry
R. Gunnoe. During 1995, the Investment Committee met three times.

                 TRANSACTIONS WITH MANAGEMENT

For more than 30 years, the law firm of Yturri, Rose, Burnham, Bentz & Helfrich has represented the Company from time to time in legal proceedings in the State of Oregon including regulatory matters before the Public Utility Commission of Oregon. In 1995, the law firm was paid $62,494.77 for legal services. Gene C. Rose, a Director, is of counsel to the firm.

See Compensation Committee Interlocks and Insider
Participation for additional information regarding Mr.
O'Neill.


           2.  RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT AUDITOR

At the meeting, the shareholders will be asked to ratify the selection by the Board of Directors of Deloitte & Touche LLP as the firm of independent public accountants to audit the financial statements of the Company for the fiscal year 1996. This firm has conducted consolidated annual audits of the Company for many years and is one of the world's largest firms of independent certified public accountants. A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR
Deloitte & Touche LLP as Independent Auditor.


                   3.  OTHER BUSINESS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. The Board of Directors is aware that a shareholder may present at the meeting a proposal requesting that the Company extend its confidential shareholder voting policy to a situation where there is a solicitation of proxies in opposition to the Board of Directors. If the proposal is properly brought before the meeting, or any adjournment thereof, it is intended that the persons named in the proxy will use their discretionary authority to vote against such proposal.
If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment. The Company is also aware that this same shareholder has filed preliminary solicitation materials with the Securities and Exchange Commission and may solicit proxies with respect to its proposal.
Should that occur, the Company may send or deliver additional proxy materials to shareholders.

At the meeting, management will report on the Company's business, and shareholders will have an opportunity to ask questions.

     SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following information sets forth the number of shares beneficially owned on March 1, 1996, by the Directors and nominees, by those Executive Officers named in the Summary
Compensation Table and by the Directors and Executive
Officers of the Company as a group:

                                                 AMOUNT OF           PERCENT
TITLE OF CLASS   NAME OF BENEFICIAL OWNER  BENEFICIAL OWNERSHIP(1)  OF CLASS*
Common Stock        Robert D. Bolinder                   877             *
Common Stock        Roger L. Breezley                    578             *
Common Stock        John B. Carley                     2,493             *
Common Stock        Larry R. Gunnoe                   22,133             *
Common Stock        Peter T. Johnson                   2,000             *
Common Stock        Jack K. Lemley                     1,500             *
Common Stock        Evelyn Loveless                    1,081             *
Common Stock        Joseph W. Marshall                24,887             *
Common Stock        Jon H. Miller                        500             *
Common Stock        Peter S. O'Neill                       0             *
Common Stock        Gene C. Rose                       2,210             *
Common Stock        Phil Soulen                        5,771             *
Common Stock        Douglas H. Jackson                19,240             *
Common Stock        J. LaMont Keen                     9,323             *
Common Stock        Jan B. Packwood                   13,897             *
Common Stock        All present Directors and
                    Executive Officers
                    as a group (18 persons)          139,210          .37
Preferred Stock     All present Directors and
                    Executive Officers as a group
                   (18 persons)                             0            0
______________
*Less than 1 percent.
(1)Includes shares of Common Stock subject to forfeiture and restrictions on transfer issued pursuant to the 1994 Restricted Stock Plan for officers and executives of the Company.

All Directors and Executive Officers have voting and investment power for the shares held by them including shares owned through the Employee Savings Plan and the Dividend
Reinvestment and Stock Purchase Plan.

Based solely upon a review of Company records and copies of reports on Forms 3, 4 and 5 furnished to the Company or written representations that no reports on Form 5 were required, the Company believes that during 1995 all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis except Mr. Minor, who filed a late Form 3 following his appointment as Senior Manager of Human Resources on October 1, 1995.


      COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

             REPORT OF COMPENSATION COMMITTEE
                OF THE BOARD OF DIRECTORS
                ON EXECUTIVE COMPENSATION

GENERAL

The Compensation Committee (Committee) of the Board of Directors administers the Company's executive compensation program. As such, the Committee is responsible for recommending (1) the compensation philosophy, (2) executive compensation plans that support the philosophy, and (3) the appropriate levels of compensation for Executive Officers. The Committee consisted of four independent, non-employee Directors. Following the development of recommendations by the Compensation Committee, certain issues related to executive compensation are submitted to the full Board of Directors for approval. The Board approved, without modification, those executive compensation recommendations of the Committee submitted to the Board for 1995.

EXECUTIVE OFFICER COMPENSATION PHILOSOPHY

The compensation philosophy for Executive Officers is consistent with the compensation philosophy the Company has adopted for all employees. The Company's compensation program is designed to:

1. manage employee compensation as an investment with the expectation employees will contribute to the Company's financial performance, its environmental record and public reputation in the territory it serves and help provide a positive return to shareholders;

2. be competitive with respect to those companies in the markets in which the Company competes for employees, allowing the Company to successfully attract and retain the qualified employees necessary for long-term success;

3. recognize individuals for their demonstrated ability to perform their position responsibilities; and

4. balance total compensation with the Company's ability to pay.

EXECUTIVE OFFICER 1994 COMPENSATION

As part of its review of the Company's executive total compensation program (base salary, annual and long term incentives and retirement) completed during 1994, the Committee studied the appropriate competitive market for executive compensation. The previous competitive market was electric utilities with revenues of $300 to 600 million annually. After review, the Committee concluded that this market did not appropriately reflect the size and complexity of the Company due to its hydro production base and low cost rate structure. In November 1994, the Committee selected comparable utilities with annual revenues ranging from $500 million to $700 million as the new competitive market for executive total compensation. The Committee believes this competitive market to be more representative of the Company's size and complexity while still reflective of the Company's revenues.

EXECUTIVE OFFICER 1995 COMPENSATION

Salary ranges for Executive Officers are reviewed annually and are supported by salary comparisons with similar positions in electric utilities throughout the United States with annual revenues ranging from $500 million to $700 million. The competitive point for executive compensation for 1995 was targeted near the median of the salary levels for executive officers of these utilities. Actual compensation of individual Executive Officers is based upon their levels of responsibility, experience in their positions, prior experience, breadth of knowledge and job performance. The electric utility group utilized by the Committee to compare Executive Officer salaries is different from the EEI 100 Electric Utilities Index group utilized by the Company to compare the financial performance of the Company with a nationally recognized industry standard. The Committee believed that, for 1995, it was more appropriate to compare Executive Officer salaries with electric utilities of comparable revenues, size and complexity than with all electric utilities regardless of size as represented in the EEI Electric Utilities Index.

In November of 1994, the Committee recommended adjustments to the 1995 salary ranges for the Executive Officer group based on the annual Executive Officer compensation review referenced above. Because Executive Officer salaries remained low versus the comparison group, salary adjustments for 1995 averaged approximately 6 percent, to move them nearer the median of the comparison group. The Committee considered each of the factors discussed above but did not assign a formal weighting for each factor.

The Company implemented the Executive Annual Incentive Plan (Executive Incentive Plan) on January 1, 1995. This plan ties a portion of each executive's annual compensation to achieving annual operational and financial goals. For 1995, the Incentive Plan required a threshold level of Company financial performance (earnings per share at or above $1.87) before any incentive compensation is paid to executives. The incentive awards are based upon pre-established performance goals designed to promote safety, control capital expenditures, control operation and maintenance expenses and increase annual earnings per share. Each goal is designed with a minimum, target and maximum performance payout level and is weighted evenly at 25 percent for each of the four goals. The safety goal measures Company performance in four areas cumulative accidents (80 or less), lost time accidents (20 or less), lost time hours (1,600 or less) and no employee fatalities. In the safety area, the level of payout is based on the number of goals achieved. The financial goals measure Company performance in three areas capital expenditures (minimum $98.5 million, target $96.8 million and maximum $95.2 million), other operational and maintenance expenses (minimum $181.2 million, target $178.2 million and maximum $175.2 million) and earnings per share (minimum $1.87, target $1.92 and maximum $1.97). The award opportunities vary by position as a percentage of base salary with the award opportunities for the first seven executive officers ranging from a minimum of 6.5 percent to a maximum of 19.5 percent and the other executive officers having award opportunities ranging from a minimum of 4.5 percent to a maximum of 13.5 percent. The target award level was established, based upon a review of the comparison group, at a level below the median target levels among the comparison group. In 1995, the Company achieved the maximum level of performance for each goal area, and as a result, executive officers will receive the maximum award under the Incentive Plan. Awards under the Executive Incentive Plan are reflected in the bonus column of the Summary Compensation Table.

The 1994 Restricted Stock Plan (Restricted Stock Plan), approved by shareholders at the May 1994 Annual Meeting, was implemented in January 1995 as an equity-based long-term incentive plan. The first grant under the Plan was made to all officers in January 1995. For the first grant, the Committee selected a three-year restricted period beginning January 1, 1995 through December 31, 1997, with a single financial performance goal of Cumulative Earnings Per Share
(CEPS) designed with a minimum, target and maximum performance payout level. To receive a final share award after the restricted period ends, each officer must be employed by the Company, as an officer, during the entire restricted period, and the Company must achieve the CEPS performance goal established by the Board of Directors. The restricted stock grant percentage (a percentage of base salary converted into shares of stock based upon the closing stock price for a share of Company common stock on December 31, 1994) varied by position with the percentage for the Chief Executive Officer and the President and Chief Operating Officer ranging from a minimum of 9 percent to a maximum of 27 percent. For the next tier of five executive officers, the percentage ranges from a minimum of 6 percent to a maximum of 18 percent with the final two executive officers having a grant percentage ranging from a minimum of 4 percent to a maximum of 12 percent. The target grant percentages were established, based upon a review of the comparison group, at a level below the median target levels among the comparison group.

The Company has no policy regarding the deductibility of qualifying compensation paid to Executive Officers under
Section 162(m) of the Internal Revenue Code.

CEO 1995 COMPENSATION

Mr. Marshall became Chief Executive Officer of the Company in 1989. In January of 1995, Mr. Marshall was granted a salary increase of approximately 7 percent. The competitiveness of Mr. Marshall's salary is reviewed annually based upon comparisons with salaries of chief executive officers of comparable utilities with annual revenues ranging from $500 million to $700 million. The competitive point for Mr. Marshall's salary is targeted near the median of this comparison. The actual 1995 salary adjustment for Mr. Marshall is based on the level of his responsibilities, the depth of his experience, his job performance and the overall competitive level of his current compensation based on the annual Executive Officer compensation review referenced above and was near the median of salary levels for chief executive officers of the comparison utility group. The Committee considered each of these factors but did not assign a formal weighting for each factor. Mr. Marshall is a participant under the Executive Incentive Plan with a 1995 award opportunity ranging from a minimum of 6.5 percent to a maximum of 19.5 percent of base salary. This award level was established based upon the Executive Officer compensation review referenced above and was approximately two-thirds of the median level of award opportunities for chief executive officers of the comparison utility group. In 1995, the Company achieved the maximum level of performance for each goal area, and as a result, Mr. Marshall will receive an award under the Executive Incentive Plan of 19.5 percent of his base salary. This award is reflected in the bonus column of the Summary Compensation Table. In addition, Mr. Marshall is a participant in the Restricted Stock Plan as discussed above and received a stock grant at the target level of 18 percent in 1995 and will receive a final share award after the restricted period ends if he remains employed by the Company as an officer during the entire restricted period and the Company achieves its CEPS performance goal established by the Board of Directors.



             John B. Carley, Chairman       Evelyn Loveless
             Peter T. Johnson               Peter S. O'Neill

                                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                                         AWARDS           PAYOUTS

                                                     OTHER                   SECURITIES               ALL
                                                     ANNUAL     RESTRICTED   UNDERLYING              OTHER
                                                     COMPEN-      STOCK       OPTIONS/     LTIP      COMPEN-
     NAME AND                      SALARY   BONUS   SATION(1)    AWARD(S)       SARs      PAYOUTS   SATION(2)
PRINCIPAL POSITION         YEAR     ($)      ($)       ($)         ($)          (#)         ($)        ($)
__________________         ____   _______   _____   _________   __________   __________   _______   _________

Joseph W. Marshall         1995   375,000   73,125      -        75,200          0           0       $6,000
 Chairman of the Board     1994   350,000      0        -           0            0           0       $6,000
 and Chief Executive       1993   315,000      0        -           0            0           0       $9,434
 Officer

Larry R. Gunnoe            1995   240,000   46,800      -         50,760         0           0       $6,000
 President and             1994   220,000      0        -           0            0           0       $6,000
 Chief Operating Officer   1993   185,000      0        -           0            0           0       $7,400

Jan B. Packwood            1995   155,000   30,225      -         23,970         0           0       $6,000
 Vice President-           1994   149,000      0        -           0            0           0       $5,960
 Power Supply              1993   134,000      0        -           0            0           0       $2,624

Douglas H. Jackson         1995   155,000   30,225      -         23,970         0           0       $6,000
 Vice President-           1994   145,000      0        -           0            0           0       $5,800
 Distribution              1993   130,000      0        -           0            0           0       $5,200

J. LaMont Keen             1995   152,000   29,640      -         23,970        0           0       $6,000
 Vice President            1994   141,000      0        -            0           0           0       $5,640
 and Chief                 1993   127,000      0        -            0           0           0       $5,080
 Financial Officer
_____________

(1) The aggregate value of perks/personal benefits for each named Executive
Officer is substantially less than the minimum disclosure requirements.

(2) These dollar amounts represent 3,200 shares for Mr. Marshall, 2,160 shares for Mr. Gunnoe and 1,020 shares each for Messrs. Packwood, Jackson and Keen, times the price per share of Company common stock as of December 31, 1994. Each officer receives non-preferential dividends on the shares. The value of the shares at December 31, 1995, was $96,000 for Mr. Marshall, $64,800 for Mr. Gunnoe, and $30,600 each for Messrs. Packwood, Jackson and
Keen.

(3) Represents the Company's contribution to the Employee Savings Plan (401-k plan).

                    DIRECTOR COMPENSATION

Directors who are not employees of the Company receive $600 for each Board meeting and for each committee meeting attended. In addition, non-employee Directors who are chairmen of Board committees receive $1,200 per month; other non-employee Directors receive $1,000 per month. The Company permits Directors to defer all or a portion of any retainers and meeting fees under a deferred compensation plan. Under the plan, at retirement Directors may elect to receive one lump-sum payment of all amounts deferred with interest, or a series of up to 10 equal annual payments, depending upon the specific deferral arrangement. A special account is maintained on the Company's books showing the amounts deferred and the interest accrued thereon. The Directors participate in a non-qualified deferred compensation plan (a non-qualified defined benefit plan for Directors) that is financed by life insurance on the participants and provides, upon retirement from the Board, for the payment of $17,500 per year for a period of 15 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for 1995 were John
B. Carley, Peter T. Johnson, Evelyn Loveless and Peter S. O'Neill. O'Neill Enterprises, of which Mr. O'Neill is president, is the developer of the Surprise Valley Partnership developing a residential community in southeast Boise. In 1995, the Company executed agreements selling and leasing land to the Surprise Valley Partnership. The Company purchased the land in 1957. In February of 1995, the Company sold approximately 9.75 acres for $81,500 and relinquished an adjacent utility easement for $13,087. The price was based on fair market value established by independent appraisers. The Company's appraisal was provided by Nelson & Hastings, Real Estate Appraisers and Consultants, with Brad Janoush Appraisal M.A.I. providing the appraisal for Surprise Valley Partnership. In May of 1995, the Company entered into an agreement leasing approximately 48.21 acres to Surprise Valley Partnership for 10 years at a monthly rate of $1,118.75. The lease payments were based on an 8 percent return on fair market value with the fair market value of the leased land determined by the appraisers mentioned above.

                    PERFORMANCE GRAPH

The table shows a Comparison of Five-Year Cumulative Total Shareholder Return for Idaho Power Company Common Stock, the S&P 500 Index and the Edison Electric Institute (EEI) 100 Electric Utilities Index. The data assumes that $100 was invested on December 31, 1990, with beginning-of-period weighting of the peer group indices (based on market capitalization) and monthly compounding of returns.

                                          EEI 100
      Idaho Power     S & P 500     Electric Utilities

1990     100.00        100.00              100.00
1991     119.94        130.47              128.87
1992     123.05        140.41              138.69
1993     144.43        154.56              154.11
1994     120.12        156.60              136.28
1995     165.02        214.86              178.55

                    RETIREMENT BENEFITS

The following table sets forth the estimated annual retirement benefits payable under the Company's Retirement Plan (a qualified defined benefit pension plan for all regular employees), under the Company's Security Plan for Senior Management Employees (a non-qualified defined benefit plan for senior management employees) and under the Company's Supplemental Employee Retirement Plan (a non-qualified plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits):

                               PENSION PLAN TABLE
REMUNERATION                          YEARS OF SERVICE
_____________________________________________________________________________

                      15        20        25        30        35       40
$ 75,000          $ 45,000  $ 48,750  $ 52,500  $ 56,250  $ 56,250  $ 56,250
$100,000          $ 60,000  $ 65,000  $ 70,000  $ 75,000  $ 75,000  $ 75,000
$125,000          $ 75,000  $ 81,250  $ 87,500  $ 93,750  $ 93,750  $ 93,750
$150,000          $ 90,000  $ 97,500  $105,000  $112,500  $112,500  $112,500
$175,000          $105,000  $113,750  $122,500  $131,250  $131,250  $131,250
$200,000          $120,000  $130,000  $140,000  $150,000  $150,000  $150,000
$225,000          $135,000  $146,250  $157,500  $168,750  $168,750  $168,750
$250,000          $150,000  $162,500  $175,000  $187,500  $187,500  $187,500
$275,000          $165,000  $178,750  $192,500  $206,250  $206,250  $206,250
$300,000          $180,000  $195,000  $210,000  $225,000  $225,000  $225,000
$325,000          $195,000  $211,250  $227,500  $243,750  $243,750  $243,750
$350,000          $210,000  $227,500  $245,000  $262,500  $262,500  $262,500
$375,000          $225,000  $243,750  $262,500  $281,250  $281,250  $281,250
$400,000          $240,000  $260,000  $280,000  $300,000  $300,000  $300,000
$450,000          $270,000  $292,500  $315,000  $337,500  $337,500  $337,500
$500,000          $300,000  $325,000  $350,000  $375,000  $375,000  $375,000

Benefits under the Retirement Plan for senior management employees at normal retirement age are calculated on years of credited service using the average of the highest five consecutive years' salary plus bonus (as reported in the Summary Compensation Table) in the last 10 years before retirement. Benefits under the Security Plan for Senior Management Employees are based upon a similar average of the highest five consecutive years of salary plus bonus in the last 10 years before retirement, a normal retirement age of 62 years, years of participation as a senior management employee, and are payable over the participant's lifetime. Generally, total retirement benefits from the Retirement Plan and Security Plan for Senior Management Employees will range from 60 percent to 75 percent of the participant's average salary plus bonus in the highest five consecutive years in the last 10 years of employment. The Security Plan is financed by life insurance on the participants and is designed so that if assumptions made as to mortality expectation, policy dividends and other factors are realized, the Company will recover the cost of this plan. The Company has a Supplemental Employee Retirement Plan (a non-qualified plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits) (SERP). Mr. Marshall, Chairman of the Board and Chief Executive Officer, and Mr. Gunnoe, President and Chief Operating Officer, are the only employees currently eligible for benefits under the SERP. Benefits payable from the Retirement Plan, the Security Plan and from the SERP are included in the table above. Benefits shown above are not subject to any deduction for Social Security benefits or other offset amounts.

As of December 31, 1995, the final five-year average salary plus bonus under the retirement plans as referred to above for the five Executive Officers named in the Summary Compensation Table are: Mr. Marshall, $324,000; Mr. Gunnoe, $195,400; Mr. Packwood, $135,400; Mr. Jackson, $130,733; and
Mr. Keen, $127,667. Years of credited service under the Retirement Plan and years of participation as a senior management employee are, respectively: Mr. Marshall, 26, 19; Mr. Gunnoe, 27, 20; Mr. Packwood, 26, 19; Mr. Jackson, 39, 19; and Mr. Keen, 22, 13.


                      ANNUAL REPORT

The Company's 1995 annual report to shareholders, including financial statements for 1993, 1994 and 1995, was mailed on or about March 13, 1996, to all shareholders of record, and copies have been mailed to all persons becoming shareholders of record up to and including the stock record date for the meeting. The rules of the Securities and Exchange Commission require that an annual report accompany or precede the proxy materials. However, no more than one annual report need be sent to the same address. If more than one annual report is being sent to your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Annual Report Mailing box in the Special Action area on the proxy card.

                  SHAREHOLDER PROPOSALS

Any proposal which a shareholder intends to present for action at the Company's 1997 Annual Meeting must be received by the Corporate Secretary of the Company at the Company's corporate sheadquarters by 5:00 P. M. on or before November 20, 1996, if it is to be considered for inclusion in the Proxy Statement and proxy card(s) for the Annual Meeting of Shareholders.

It is requested that each shareholder who cannot attend the meeting send in his or her proxy or proxies without delay.

                            PROXY
                     IDAHO POWER COMPANY
                ANNUAL MEETING OF SHAREHOLDERS
                         MAY 1, 1996

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PROPERLY EXECUTED PROXIES WILL BE VOTED AS MARKED AND, IF NOT
MARKED, WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES
LISTED IN THE ACCOMPANYING PROXY STATEMENT AND "FOR" PROPOSAL
(2) ON THE REVERSE SIDE.

The undersigned hereby appoints Joseph W. Marshall and Robert
W. Stahman, and each of them, proxies with full power of substitution to vote for the undersigned at the Annual Meeting of Shareholders of Idaho Power Company, and at any adjournments thereof, on the matters set forth in the Proxy Statement and such other matters as may come before the meeting; and hereby directs that this proxy be voted in accordance with the instructions herein.

PLEASE DATE, SIGN AND PROMPTLY MAIL IN THE SELF-ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE SO INDICATE FOLLOWING YOUR SIGNATURE IF YOU ARE SIGNING IN REPRESENTATIVE CAPACITY. IF SHARES ARE HELD JOINTLY, BOTH OWNERS SHOULD SIGN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS
REGARDING:

(1) ELECTION OF DIRECTORS:  ROGER L. BREEZLEY, JOHN B.
CARLEY, JACK K. LEMLEY, EVELYN LOVELESS

         FOR                           WITHHOLD
All nominees listed above / /  Authority to vote for      / /
(except as marked to the       all nominees listed above
contrary to the right)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

_________________________________________________________

(2) Proposal to ratify the selection of Deloitte & Touche LLP as Independent Auditor

          FOR / /    AGAINST / /    ABSTAIN / /

If you wish to have any comments forwarded to the Company, you must mark this box and then write your comments on the reverse side of this form. / /

                 Special Action
Discontinue Annual Report mailing for this account / /


______________     ___________     PLEASE MARK ALL CHOICES
ACCOUNT NUMBER       SHARES        LIKE THIS /X/

SIGNATURE _________________________     DATE __________

SIGNATURE _________________________     DATE __________